                                                                   Exhibit 99.1

                       Suite 36-5000                Phone:     216/589-4000
                       200 Public Square            Facsimile: 216/589-4200,4018
                       Cleveland, Ohio 44114-2304




                                           N E W S    R E L E A S E


[M.A. HANNA COMPANY LOGO]

For Immediate Release
---------------------

Investor and Media Contact:      Christopher Farage      (216) 589-4085

M.A. HANNA AGREES TO SELL SHAPES DISTRIBUTION BUSINESS
TO GE PLASTICS

CLEVELAND, May 11, 2000 - M.A. Hanna Company (NYSE: MAH;CHICAGO) has signed a definitive agreement to sell a substantial component of its Cadillac Plastic shapes distribution and fabrication businesses to GE Plastics.

The agreement with GE Plastics includes substantially all of the assets and leased facilities of the Cadillac Plastic shapes distribution operations in North America, Asia, the United Kingdom and the Netherlands. The sale price and certain other details of the transaction were not disclosed.

Certain portions of Cadillac Plastic are not part of the sale agreement. These include the Richmond Aircraft unit, headquartered in the United States, and three joint ventures located in Germany, France, and Spain. Strategic alternatives for these businesses are being separately considered.

M.A. Hanna's Chairman and CEO Phillip D. Ashkettle, said: "Cadillac Plastic, which distributes and fabricates plastic sheet, rod, tube and film, is outside of Hanna's core business as an intermediary materials supplier serving plastic and rubber molders and extruders. The sale will allow us to focus resources on our core businesses," Ashkettle said.

FINANCIAL EFFECTS OF THE DIVESTITURE
The shapes distribution businesses covered by the current agreement had 1999 sales of $378 million, representing approximately 16 percent of total Company revenues.

After the sale, Hanna expects to see a net improvement in operating income as a percent of sales, as well as a reduction in selling, general and administrative expenses, and working capital. The company also expects a one-time, nonrecurring charge related to the write-down of goodwill and the associated tax consequences of the transaction.

The company is evaluating possible uses of the proceeds, including debt repayment, acquisitions, and share repurchases.

The sale is subject to government approvals, and is targeted to close in the summer of 2000. Under the terms of the agreement, Hanna expects that virtually all of its affected Cadillac Plastic associates will be offered the opportunity for employment with GE Plastics.

Cadillac Plastic operations, with headquarters in Troy, Mich., became a part of M.A. Hanna in 1987 through the acquisition of Day International.

M.A. Hanna Company, headquartered in Cleveland, is a $2.3 billion international specialty polymers company focused on the plastics and rubber industries through its operations in North America, Europe and Asia. Its primary businesses are plastic compounding and color and additives, rubber compounding and color and additives, and distribution of plastic resins and engineered plastic shapes. On May 8, 2000, M.A. Hanna announced that it will join forces with the Geon Company (NYSE:GON) to create the world's largest polymer services company.

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